Exhibit 4.4
EXECUTION VERSION

FOURTH SUPPLEMENTAL INDENTURE

FOURTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of May 30, 2025 among TEADS MEXICO, S. de R.L. de C.V. (the “New Guarantor”), OT MIDCO INC., a Delaware corporation (the “Issuer”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association, as trustee under the indenture referred to below (in such capacity, the “Trustee”) and as security agent under the indenture referred to below (in such capacity, the “Security Agent”).

W I T N E S S E T H :

WHEREAS, the Issuer, the Trustee and the Security Agent have heretofore executed an indenture, dated as of February 11, 2025 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Issuer’s 10.000% Senior Secured Notes due 2030 (the “Notes”), initially in the aggregate principal amount of $637,500,000;

WHEREAS, Sections 4.11 and 12.07 of the Indenture provide that under certain circumstances the Issuer is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall guarantee the Guaranteed Obligations; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Security Agent and the Issuer are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuer, the Trustee and the Security Agent mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

  1.          Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “holders” in this Supplemental Indenture shall refer to the term “holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

  2.          Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all existing Guarantors, to guarantee the Guaranteed Obligations on the terms and subject to the conditions set forth in Article XII of the Indenture and to be bound by (and be entitled to the benefits of) all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.

  3.           Limitation on Guarantee. [intentionally omitted]

  4.         No Recourse Against Others. No director, officer, partner, employee, incorporator, manager, shareholder or stockholder or other owner of Equity Interests of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or any Guarantor under the Notes, the Indenture or the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

  5.           Notices. All notices or other communications to the New Guarantor shall be given as provided in Section 13.02 of the Indenture.

  6.          Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

  7.          Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

  8.          Trustee and Security Agent Makes No Representation. The Trustee and the Security Agent each accepts the amendments of the Indenture effected by this Supplemental Indenture on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee and the Security Agent and providing for the indemnification of the Trustee and the Security Agent. Without limiting the generality of the foregoing, neither the Trustee nor the Security Agent shall be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuer, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Issuer and the New Guarantor, in each case, by action or otherwise, (iii) the due execution hereof by the Issuer and the New Guarantor or (iv) the consequences of any amendment herein provided for, and the Trustee and the Security Agent each makes no representation with respect to any such matters.

  9.         Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture. Notwithstanding the foregoing, the exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.

  10.         Effect of Headings. The Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions here.

  11.         Submission to Jurisdiction. Notwithstanding anything to the contrary in Section 13.20 of the Indenture, with respect to any action, litigation, dispute or proceeding of any kind or description in any way relating to the Indenture, this Supplemental Indenture or the transactions contemplated herein or in the Indenture involving a Guarantor (including any New Guarantor) incorporated under Mexican law, each of the parties hereto expressly, irrevocably and unconditionally (i) agrees to submit to the exclusive jurisdiction of any state or federal court in the Borough of Manhattan in The City of New York, New York and (ii) waives the right to any other jurisdiction to which it may be entitled to by reason of its present or future domicile, or for any other reason.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

OT MIDCO INC, as Issuer

By:	/s/ David Kostman
	Name:	David Kostman
	Title:	Chief Executive Officer and President

TEADS MEXICO, S. DE R.L. DE C.V., as a Guarantor

By:	/s/ José Carlos Soto Vega
	Name:	José Carlos Soto Vega
	Title:	Attorney-In-Fact

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee and as Security Agent

By:	/s/ Wally Jones
	Name:	Wally Jones
	Title:	Vice President

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